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(STANDARD & POOR'S  LOGO)   CORPORATE VALUE CONSULTING          215-430-6044 Tel
                            2001 Market Street                  215-430-6103 Fax
                            Two Commerce Square - Suite 2500
                            Philadelphia, PA 19103


                                                                    Exhibit 23.8





June 14, 2004



To the Board of Directors of Larscom, Inc.

We hereby consent to the reference to Standard & Poor's Corporate Value Consulting in the Joint Proxy Statement/Prospectus of Verilink Corporation ("Verilink") and Larscom, Inc. ("Larscom") dated June 14, 2004 in the context of our rendering of an opinion (the "Opinion") to the Board of Directors of Larscom regarding the fairness, from a financial point-of-view, of the exchange ratio negotiated in the merger of Verilink and Larscom (the "Transaction").

Our Opinion is intended for the information and assistance of the Board of Directors of Larscom in connection with its consideration of the Transaction. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


Yours sincerely,

/s/ Standard & Poor's Corporate Value Consulting

Standard & Poor's Corporate Value Consulting



www.standardandpoors.com